Exhibit 99.1

Camping World Holdings, Inc. Reports Third Quarter Results

LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--November 10, 2016--Camping World Holdings, Inc. (NYSE:CWH) (“Camping World,” “Company,” “we,” “us” or “our”) today reported results for the third quarter ended September 30, 2016.

Third Quarter 2016 Summary

  Total revenue increased 4.6% to $1.01 billion;
  Gross profit increased 8.8% to $282.1 million and gross margin increased 110 basis points to 28.0%;
  Income from operations increased 14.4% to $87.0 million and operating margin increased 74 basis points to 8.6%;
  Net income increased 17.7% to $67.7 million and net income as a percentage of revenue increased 75 basis points to 6.7%.
  Pro forma earnings per unit(1) increased 17.7% to $0.94; and
  Adjusted EBITDA(2) increased 16.1% to $89.5 million and Adjusted EBITDA(2) margin increased 88 basis points to 8.9%.

(1) For a discussion of pro forma earnings per unit see “Pro Forma Earnings Per Unit” below.

(2) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. For reconciliations of Adjusted EBITDA to GAAP net income, see “Non-GAAP Financial Measures” below.

Marcus Lemonis, Chairman and Chief Executive Officer, stated, “We are very pleased with our third quarter results and the underlying trends across our business. We believe we have built a unique business that is capable of delivering sustainable long-term earnings and cash flow growth through a diversified operating model that offers a comprehensive portfolio of RV-related services, protection plans, products and resources across a growing base of proprietary customers. We believe we are the only provider of a full suite of RV-related services and products and are operating the largest national network of RV-centric retail locations in the United States. As a result, we believe we are well positioned to benefit from continued growth in the installed base of RV owners that is being partially driven by higher levels of first-time buyers and new younger consumers, as well as the aging of the baby boomer demographic. Continued expansion of our business to include younger consumers is benefiting our overall margins and flow-through to our bottom line. We believe our third quarter results, where net income increased 17.7% on a 4.6% increase in revenue over last year’s third quarter results, demonstrate the strength in our underlying model and the positive trends in our business.”

Presentation

This press release presents historical results, for the periods presented, of CWGS Enterprises, LLC, the predecessor of Camping World Holdings, Inc. for financial reporting purposes. The financial results of Camping World Holdings, Inc. have not been included in this press release as it is a newly incorporated entity and had not engaged in any business or other activities during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Camping World Holdings, Inc. would have been had the Company’s initial public offering (“IPO”) and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of net income to non-controlling interests or the provision for corporate income taxes on the income attributable to Camping World Holdings, Inc. that Camping World Holdings, Inc. expects to recognize in future periods. Unless otherwise indicated, all financial comparisons in this press release compare our financial results from the 2016 third quarter to our financial results from the 2015 third quarter.

Third Quarter 2016 Results

Units and Average Selling Prices

New vehicle units sold increased 22.0% to 14,333 units and the average selling price of a new vehicle decreased 4.5% to $38,040. Used vehicle units sold decreased 24.4% to 7,986 units and the average selling price of a used vehicle increased 1.0% to $22,767. A trend toward a higher mix of lower-priced towable units and first-time vehicle buyers continued to positively impact new unit sales, negatively impact used unit sales, decrease average selling prices of new vehicles, and positively impact finance and insurance revenue and penetration rates.

Revenue

Total revenue increased 4.6% to $1.01 billion from $962.0 million in last year’s third quarter. Consumer Services and Plans revenue increased 11.1% to $45.4 million and Retail revenue increased 4.3% to $960.5 million. The increase in Consumer Services and Plans revenue was primarily attributable to increased marketing fee revenue from the Company’s vehicle insurance and credit card programs. In the Retail segment, new vehicle revenue increased 16.5% to $545.2 million, used vehicle revenue decreased 23.6% to $181.8 million, parts, services and other revenue increased 5.6% to $166.1 million and finance and insurance revenue increased 16.7% to $67.4 million. Finance and insurance, net revenue as a percentage of total new and used vehicle revenue increased to 9.3% from 8.2% in last year’s third quarter.

Same store sales for the base of 107 retail locations that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year increased 5.8% to $831.2 million for the three months ended September 30, 2016. The increase in same store sales was primarily driven by a 13.5% increase in new vehicle same store sales, a 14.9% increase in finance and insurance same store sales, and a 4.7% increase in parts, services and other same store sales, partially offset by a 13.6% decrease in used vehicle same store sales.

The Company operated a total of 120 retail locations as of September 30, 2016 compared to 117 retail locations at September 30, 2015.

Gross Profit

Total gross profit increased 8.8% to $282.1 million, or 28.0% of total revenue, from $259.2 million, or 26.9% of total revenue, in last year’s third quarter. On a segment basis, Consumer Services and Plans gross profit increased 18.6% to $25.5 million, or 56.1% of segment revenue, from $21.5 million, or 52.6% of segment revenue, and Retail gross profit increased 8.0% to $256.6 million, or 26.7% of segment revenue, from $237.7 million, or 25.8% of segment revenue, in last year’s third quarter. The majority of the 353 basis point improvement in Consumer Services and Plans gross margin was driven by an increase in roadside assistance file size, and reduced program costs, and an increase within our vehicle insurance programs. The 91 basis point increase in Retail gross margin was primarily driven by an increase in the finance and insurance revenue as a percentage of vehicle sales increased to 9.3% from 8.2% in last year’s third quarter.

Operating Expenses

Operating expenses increased 6.6% to $195.1 million from $183.1 million in last year’s third quarter. Selling, general and administrative (“SG&A”) expenses increased 7.0% to $188.9 million from $176.5 million in last year’s third quarter. The increase in SG&A expenses was driven by a $6.6 million increase in wage-related expenses, primarily related to increased vehicle unit sales and five additional retail locations opened through September 30, 2016 and one scheduled retail opening in the fourth quarter of 2016, $4.9 million of additional lease expense primarily attributable to right to use leases that were derecognized in the fourth quarter of 2015, and a $0.9 million increase in store and corporate overhead expenses. As a percentage of total gross profit, SG&A expenses declined 114 basis points to 66.9% compared to last year’s third quarter. Depreciation and amortization expense decreased 2.6% to $6.2 million.

Floor Plan Interest & Other Interest Expenses

Floor plan interest expense increased 43.4% to $4.3 million from $3.0 million in last year’s third quarter. The increase was primarily attributable to higher inventory from the five new dealerships added in 2016 and locations expecting higher unit sales, as well as a 41 basis point increase in the average floor plan borrowing rate. Other interest expense decreased 11.8% to $12.7 million from $14.4 million in last year’s third quarter. The decrease was primarily attributable to a $2.7 million decrease in interest expense attributable to a decrease in right to use liabilities, partially offset by a $1.1 million increase from incremental borrowings under our term loan facility to acquire retail locations and a 50 basis point increase in the borrowing margin under our term loan facility on December 17, 2015.

Net Income and Pro Forma Earnings Per Unit

Net income increased 17.7% to $67.7 million from $57.5 million and pro forma earnings per diluted unit increased 17.7% to $0.94 from $0.80 in last year’s third quarter.

Select Balance Sheet and Cash Flow Items

The Company's working capital and cash balance at September 30, 2016 were $197.2 million and $115.1 million, respectively, compared to $195.1 million and $92.0 million, respectively, at December 31, 2015. At the end of the third quarter 2016, the Company had no borrowings under its $20 million revolving credit facility, $828.2 million of term loans outstanding under the senior secured credit facilities (the “Senior Secured Credit Facilities”) of CWGS Group, LLC, a wholly owned subsidiary of CWGS Enterprises, LLC (“CWGS, LLC”), and $532.5 million of floor plan notes payable outstanding under a floor plan financing facility. RV inventory at the end of the third quarter of fiscal 2016 decreased 7.0% to $808.1 million compared to $868.9 million at the end of fiscal 2015.

Subsequent Events

On October 13, 2016, the Company completed its IPO of 11,363,636 shares of Class A common stock at a public offering price of $22.00 per share and received $233.4 million in proceeds, net of underwriting discounts and commissions. The Company used the net proceeds to purchase 11,363,636 newly-issued common units from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in the IPO less underwriting discounts and commissions. In addition, on November 4, 2016, the underwriters exercised their option, in part, to purchase an additional 508,564 shares of Class A common stock. On November 9, 2016, the Company closed on the purchase of the additional 508,564 shares of Class A common stock and received $10.4 million in additional proceeds, net of underwriting discounts and commissions, which the Company used to purchase 508,564 newly-issued common units from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in the IPO less underwriting discounts and commissions. CWGS, LLC used the proceeds it received to repay $200.4 million of term loans under the Senior Secured Credit Facilities and will use the remainder for general corporate purposes, including the potential acquisition of dealerships.

On November 8, 2016, CWGS Group, LLC and CWGS, LLC (as parent guarantor) entered into a new $680.0 million senior secured credit facility with Goldman Sachs Bank USA, as administrative agent, and the other lenders party thereto (the ‘‘New Senior Secured Credit Facilities’’) and used the proceeds to extinguish the existing Senior Secured Credit Facilities. The New Senior Secured Credit Facilities consist of a seven-year $645.0 million new term loan facility (the “New Term Loan Facility”) and a five-year $35.0 million new revolving credit facility (the “New Revolving Credit Facility”). The New Term Loan Facility bears interest at LIBOR plus 3.75% with a 0.75% floor, and outstanding balances under the New Revolving Credit Facility currently bear interest at LIBOR plus 3.50%. The New Term Loan Facility includes mandatory amortization at 1% per annum in equal quarterly installments. This refinance reduced the interest rate under the New Senior Secured Credit Facilities by 1.0% compared to our existing Senior Secured Credit Facilities, reduced the LIBOR floor by 0.25%, and reduced the mandatory amortization by 4.6% per annum.

Conference Call Information

A conference call to discuss the fiscal 2016 third quarter financial results is scheduled for today, November 10, 2016, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing 877-419-6594 or 1-719-325-4755 and using conference ID #8381649. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com/. The replay of the conference call webcast will be available at the investor relations Web site.

About Camping World

Camping World Holdings, Inc., is the only provider of a comprehensive portfolio of services, protection plans, products and resources for recreational vehicle (“RV”) enthusiasts. Through its two iconic brands, Camping World and Good Sam, the company offers new and used RVs for sale, vehicle service and maintenance along with more than 10,000 products and services through our retail locations and membership clubs. Good Sam branded offerings provide the industry’s broadest and deepest range of services, protection plans, products and resources while the Camping World brand operates the largest national network of RV-centric retail locations in the United States through 120 retail locations in 36 states and an e-commerce platform. With both brands founded in 1966, product and service offerings are based on 50 years of experience and customer feedback from RV enthusiasts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our ability to generate sustainable long-term earnings and increase cash flow growth; overall trends in our business and market; expectations and trends regarding consumer behavior and growth; and our comparative advantages and our plans and ability to expand consumer base. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the availability of financing to us and our customers; fuel shortages, or high prices for fuel; the well-being, as well as the continued popularity and reputation for quality, of our manufacturers; general economic conditions in our markets, and ongoing economic and financial uncertainties; our ability to attract and retain customers; competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast; our expansion into new, unfamiliar markets presents as well as delays in opening or acquiring new retail locations; unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions; our failure to maintain the strength and value of our brands; our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends; fluctuations in our same store sales and whether they will be a meaningful indicator of future performance; the cyclical and seasonal nature of our business; our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital; the restrictive covenants in our New Senior Secured Credit Facilities and our floorplan financial facility; our reliance on two fulfillment and distribution centers for our retail, e-commerce and catalog businesses; natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events; our dependence on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations; whether third party lending institutions and insurance companies will continue to provide financing for RV purchases; our inability to retain senior executives and attract and retain other qualified employees; our ability to meet our labor needs; our inability to maintain the leases for our retail locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us; our business being subject to numerous federal, state and local regulations; regulations applicable to the sale of extended service contracts; our dealerships’ susceptibility to termination, non-renewal or renegotiation of dealer agreements if state dealer laws are repealed or weakened; our failure to comply with certain environmental regulations; climate change legislation or regulations restricting emission of ‘‘greenhouse gases;’’ a failure in our e-commerce operations, security breaches and cybersecurity risks; our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties; our inability to maintain or upgrade our information technology systems or our inability to convert to alternate systems in an efficient and timely manner; disruptions to our information technology systems or breaches of our network security; Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition Company, LLC and ML RV Group, LLC, will have substantial control over us and may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including, but not limited to, the election of directors; the exemptions from certain corporate governance requirements that we will qualify for, and intend to rely on, due to the fact that we are a ‘‘controlled company’’ within the meaning of the New York Stock Exchange, or NYSE, listing requirements; and whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS Enterprises, LLC common units for cash or stock, including in connection with our initial public offering.

These and other important factors discussed under the caption “Risk Factors” in our final prospectus filed with the Securities and Exchange Commission, or SEC, on October 11, 2016 relating to our Registration Statement on Form S-1, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Results of Operations for the Third Quarter of Fiscal 2016

CWGS Enterprises, LLC and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue:
Consumer Services and Plans	$45,442	$40,902	$135,868	$127,747
Retail
New vehicles	545,231	468,084	1,533,463	1,314,742
Used vehicles	181,820	238,018	577,994	646,138
Parts, services and other	166,076	157,214	464,959	430,841
Finance and insurance, net	67,418	57,748	187,810	157,385
Subtotal	960,545	921,064	2,764,226	2,549,106

Total revenue	1,005,987	961,966	2,900,094	2,676,853

Costs applicable to revenue (exclusive
of depreciation and amortization
shown separately below):
Consumer Services and Plans	19,953	19,404	59,071	60,196
Retail
New vehicles	474,944	405,448	1,325,917	1,135,074
Used vehicles	140,516	192,119	461,750	522,115
Parts, services and other	88,473	85,825	244,734	230,045
Subtotal	703,933	683,392	2,032,401	1,887,234

Total costs applicable to revenue	723,886	702,796	2,091,472	1,947,430

Operating expenses:
Selling, general, and administrative	188,858	176,466	544,954	492,345
Depreciation and amortization	6,219	6,387	18,144	17,785
Loss (gain) on sale of assets	21	241	(227)	(424)
Total operating expenses	195,098	183,094	562,871	509,706

Income from operations	87,003	76,076	245,751	219,717

Other income (expense):
Floor plan interest expense	(4,322)	(3,013)	(14,851)	(9,394)
Other interest expense, net	(12,715)	(14,414)	(38,040)	(40,776)
Other income (expense), net	-	1	(2)	1
	(17,037)	(17,426)	(52,893)	(50,169)

Income before income taxes	69,966	58,650	192,858	169,548
Income tax expense	(2,288)	(1,145)	(4,638)	(3,353)

Net income	$67,678	$57,505	$188,220	$166,195

Pro forma earnings per unit:
Basic	$0.94	$0.80	$2.62	$2.31
Diluted	$0.94	$0.80	$2.62	$2.31
Pro forma weighted average units
outstanding:
Basic	71,899,630	71,899,630	71,899,630	71,899,630
Diluted	71,899,630	71,899,630	71,899,630	71,899,630

CWGS ENTERPRISES, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(In thousands except per unit amounts)

	September 30, 2016	December 31, 2015

Assets
Cash and cash equivalents	$ 115,066	$ 92,025
Contracts in transit	50,343	21,892
Accounts receivable, less allowance for doubtful accounts
of $5,917 and $5,119 in 2016 and 2015, respectively	64,271	56,356
Inventories, net	808,089	868,939
Prepaid expenses and other assets	25,630	18,861
Deferred tax asset	168	123
Total current assets	1,063,567	1,058,196

Property and equipment, net	130,647	149,725
Deferred tax asset	2,977	6,111
Intangibles assets, net	3,721	1,652
Goodwill	148,726	112,940
Other assets	17,870	15,394
Total assets	$ 1,367,508	$ 1,344,018

Liabilities and members' deficit
Current liabilities:
Accounts payable	$ 91,749	$ 56,789
Accrued liabilities	96,315	77,552
Deferred revenues and gains	74,695	63,616
Current portion of capital lease obligations	1,329	771
Current portion of long-term debt	46,922	52,089
Notes payable – floor plan	532,453	598,420
Other current liabilities	22,873	13,861
Total current liabilities	866,336	863,098

Capital lease obligations	1,089	751
Right to use liabilities	10,379	30,599
Long-term debt, net of current portion	769,423	673,304
Deferred revenues and gains	54,019	52,151
Other long-term liabilities	20,549	13,062
Total liabilities	1,721,795	1,632,965

Commitments and contingencies	-	-

Membership units, 153,796 authorized and 153,796 units
issued, and 155,559 units authorized and 155,559 units
issued as of September 30, 2016 and December 31, 2015,
respectively	-	-
Members' deficit	(354,287)	(288,947)

Total liabilities and members' deficit	$ 1,367,508	$ 1,344,018

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA are metrics management uses to evaluate the financial performance of our business. Analysts, investors and other interested parties which evaluate companies in our industry, also frequently use EBITDA and Adjusted EBITDA. We use EBITDA and Adjusted EBITDA to supplement GAAP measures of performance as measurements of operating performance to assist us in comparing the operating performance of our business on a consistent basis, and remove the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to fund capital expenditures and expand our business.

EBITDA increased 11.9% to $88.9 million, or 8.8% of total revenue, and Adjusted EBITDA increased 16.1% to $89.5 million, or 8.9% of total revenue, in the third quarter of 2016 compared to $79.5 million, or 8.3% of total revenue, and $77.1 million, or 8.0% of total revenue, respectively, in last year’s third quarter. We define EBITDA as net income plus interest expense (other than floor plan interest expense), provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income plus interest expense (other than floor plan interest expense), provision for income taxes, depreciation and amortization, loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, monitoring fees, an adjustment to rent on right to use assets and other unusual or one-time items.

EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance and should not be considered as an alternative to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP. EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be a measure of discretionary cash to invest in the growth of our business, as they do not reflect tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA and Adjusted EBITDA supplementally. Our measure of EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

The following is a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2016	2015	2016	2015

Net Income	$67,678	$57,505	$188,220	$166,195
Other interest expense, net	12,715	14,414	38,040	40,776
Income tax expense	2,288	1,145	4,638	3,353
Depreciation and amortization	6,219	6,387	18,144	17,785
EBITDA	88,900	79,451	249,042	228,109

Adjustments:
Loss (gain) on sale of assets and
disposition of stores (a)	21	5	(225)	151
Monitoring fee (b)	625	625	1,875	1,875
Adjustment to rent on right
to use assets (c)	–	(2,935)	–	(7,598)
Adjusted EBITDA	$89,546	$77,146	$250,692	$222,537

_________________________________________________

(a) Represents an adjustment to eliminate the gains and losses on sales of various assets and aggregate non-recurring losses from two non-performing locations that were sold in 2015.

(b) Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. We terminated the monitoring agreement upon the consummation of the IPO.

(c) Represents an adjustment to rent expense for the periods presented for certain right to use assets that were derecognized in the fourth quarter of 2015 due to lease modifications that resulted in the leases meeting the requirements to be reported as operating leases. The adjustments represent additional rent expense that would have been incurred for the periods presented had the leases previously been classified as operating leases.

Pro Forma Earnings Per Unit

On October 6, 2016, the limited liability company agreement of CWGS, LLC was amended and restated to, among other things, (i) provide for a new single class of common membership interests in CWGS, LLC, and (ii) exchange all of the existing membership interests of certain then existing members of CWGS, LLC into 71,899,630 common units of CWGS, LLC, and (iii) appoint Camping World Holdings, Inc. as the sole managing member of CWGS, LLC upon its acquisition of common units in connection with the IPO. For the purposes of calculating pro forma earnings per unit, we have adjusted the number of outstanding membership units retroactively for all periods presented to give effect to the above-mentioned amendment and resulting recapitalization.

Pro forma basic earnings per unit is computed by dividing net income by the pro forma weighted-average number of units outstanding during the period. Pro forma diluted earnings per unit is computed by dividing net income by the pro forma weighted-average number of units outstanding adjusted to give effect to potentially dilutive securities. There were no potentially dilutive securities at September 30, 2016.

The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per unit for the three and nine months ended September 30, 2016 and 2015.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per unit amounts)	2016	2015	2016	2015
Numerator:
Net Income	$67,678	$57,505	$188,220	$166,195

Denominator:
Pro forma weighted average units outstanding - basic	71,899,630	71,899,630	71,899,630	71,899,630
Pro Forma Weighted average units outstanding - diluted	71,899,630	71,899,630	71,899,630	71,899,630

Pro forma earnings per unit - basic	$0.94	$0.80	$2.62	$2.31
Pro forma earnings per unit - diluted	$0.94	$0.80	$2.62	$2.31

CONTACT:
ICR
Investor Relations:
John Rouleau / Rachel Schacter, 203-682-8200
John.Rouleau@ICRinc.com / Rachel.Schacter@ICRinc.com
or
Media:
Jessica Liddell, 203-682-8208
Jessica.Liddell@ICRinc.com